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Exhibit 11

               FINGERHUT COMPANIES, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Share
            (In thousands of dollars, except per share data)
                                Unaudited



                                                        Thirteen Weeks Ended
                                                      March 27,     March 28,
                                                         1998	      1997
Basic

    Net earnings (a)                                 $     5,505   $     2,561

    Weighted average shares of common stock
     outstanding                                      46,383,255    46,169,024

    Basic earnings per share of common
     stock   (a/b)      	                            $       .12   $       .06

Diluted

    Net earnings (c)                                 $     5,505   $     2,561
    Weighted average shares of common
     stock outstanding                                46,383,255    46,169,024
     Common stock equivalents                          4,091,203     2,455,187

    Weighted average shares of common stock
     and common stock equivalents (d)                 50,474,458    48,624,211
    Diluted earnings per share of common
     stock and common stock equivalents
     (c/d)                                           $       .11  $        .05


Common stock equivalents for diluted earnings per share are computed by the treasury stock method using the average market price.
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